Exhibit 10.1
February 5, 2009
Via Hand Delivery
Mr. William M. Austin
5020 Tangle Lane
Houston, Texas 77056
     RE: Resignation of William M. Austin
Dear Bill:
     It is my understanding that you intend to resign from your employment with Key Energy Shared Services, LLC (the “Company”) for other than Good Reason, effective February 6, 2009. The purpose of this correspondence is to address some of the matters related to your resignation. As you know, your Amended and Restated Employment Agreement dated December 31, 2007 (the “Agreement”), along with any Equity Incentive Agreements, govern the terms and conditions related to your resignation.
     The Agreement contains certain restrictions on your ability to directly or indirectly participate or engage in any “Competitive Business” in the “Competitive Market Area”, as those terms are defined in the Agreement, for a period of twelve months following your resignation (“Non-Compete Period”). Based on the Company’s understanding of the position you intend to assume following your resignation, the Company is willing to waive a portion of the Non-Compete, such that you may serve in an interim managerial capacity with or be engaged to provide restructuring advice for any Competitive Business in the Competitive Market Area during the Non-Compete Period. For purposes of the Non-Compete and limited waiver herein, interim shall mean less than 120 days. Other than the foregoing waiver, the terms of Section 7 of the Agreement (Limitation on Competition) remain in full force and effect. This includes, without limitation, the prohibition against soliciting the service of or hiring any employee of the Key Companies (defined in the Agreement) for your own benefit or for the benefit of any entity other than the Key Companies, or inducing any such employee to leave employment with the Key Companies. Finally, pursuant to Section 8 of the Agreement (Confidential Information), in no event shall you disclose, communicate or divulge, or use for the benefit of yourself or any third party, any of the Company’s Confidential Information, as that term is defined in the Agreement.
     Please also note that that you are entitled to any unpaid portion of your base salary through the effective date of resignation, accrued but unused vacation, expense reimbursements which have been incurred but not paid, and any “Gross-Up” payment due under the terms of Section 6 of the Agreement. Because you are terminating your employment for other than Good Reason, the Agreement provides that you are not entitled to any prior fiscal year bonus that has been earned, but not yet paid. However, in addition to the consideration provided for in the Agreement and other consideration provided for herein, the Company is willing to pay you the bonus that you would otherwise have been paid for the second half of the fiscal year ended December 31, 2008. You shall receive the bonus, in such amount as determined by the Company, no later than March 15, 2009.

     In exchange for the consideration provided for herein, to which you agree you are not otherwise entitled, and pursuant to the terms of the Agreement, you must execute a full release of the Company and its officers, employees, and affiliates for all claims relating to your employment, compensation, and termination. Such release will be provided to you on the date of your resignation and you will have twenty-one days to consider such release.
     Although the Agreement provides that you must give at least ninety days written notice to the Company of your intention to terminate your employment for other than Good Reason, the Company agrees to waive this requirement in exchange for your return promise to provide continued support to the Company from the time of your resignation through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
     Effective on the date of your resignation from employment, you will resign from all positions as an officer of Key Energy Services, Inc. and any of its subsidiaries. Please find enclosed the requisite notices to the Board of Directors of Key Energy Services, Inc. to effectuate your resignation from such positions.
     Finally, please note that as a former officer of the Company, you will continue to have certain obligations under the federal securities laws as an “insider”. Specifically, our Insider Trading Policy, Supplemental Insider Trading Policy and Regulation FD Policy continue to apply to your transactions involving the Company’s securities. In addition, you will be subject to both continued SEC reporting requirements and Section 16(b) “short-swing” profit liability for a period of up to six months after your departure from the Company. As you recall, you have had a transaction that would qualify as a matching transaction within 6 months prior to your departure. During the next six months, you should consult with me prior to engaging in any transactions that involve the Company’s securities. Additionally, enclosed for your signature is a “no filings due” certification, which is normally included in the annual Director and Officer Questionnaire and basically states that you have timely filed all required beneficial ownership reports (other than late reports that we already know of) and that an annual Form 5 filing is not required for you for fiscal year 2008. Please sign and return this certification in the enclosed envelope.
[Signature page follows.]

     Please sign below where indicated to acknowledge your agreement with the foregoing, and return one copy of this letter to me. I wish you well in all of your future endeavors. It has been a pleasure working with you. I appreciate all the support and advice that you have given me during your tenure at the Company.

Regards,
/s/ KIMBERLY R. FRYE / JAMIE FISHMAN
Kimberly R. Frye

Agreed to, Accepted and Acknowledged
as of the date first written above:
/s/ WILLIAM M. AUSTIN

William M. Austin

Enclosures:	“No Filings Due” Certificate Return Envelope Memo to Board of Directors re: Resignation